UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 29, 2006

Odimo Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51161	223607813
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14051 N.W. 4th Street, Sunrise, Florida		33323
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-835-2233

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Effective March 29, 2006, Odimo Incorporated (the "Company") entered into a Termination Agreement with SDG Marketing, Inc. ("SDG"), pursuant to which the Company's supply agreement with SDG dated March 30, 2004 (the "Supply Agreement") was terminated. SDG is an affiliate of The Steinmetz Diamond Group, an international diamond dealer which includes several companies that purchase diamonds directly from DeBeers Group. Beny Steinmetz, Daniel Steinmetz and Nir Livnat, all beneficial holders of the Company's common stock, are the beneficiaries of several trusts and foundations which own several of the companies which comprise The Steinmetz Diamond Group, including, SDG. Under the Supply Agreement, SDG had been obligated to provide the Company with replenishable inventory of independently certified diamonds with a value equal to $4.0 million, $5.0 million, and $6.0 million for each of the years ending November 30, 2004, 2005, and 2006, respectively. In addition, under the Supply Agreement, the Company had granted SDG the right of first refusal to provide the Company with jewelry based on its projected purchase needs. For the year ended December 31, 2005, 18% of the diamonds sold by the Company were supplied by SDG. The remainder of the diamonds sold during 2005 were supplied from various third party diamond suppliers and were not held in the Company's inventory until the diamonds were ordered by a customer.

Due to the decreasing percentage of the Company's diamond sales being derived from diamonds supplied by SDG, and the comparably greater risks of holding and carrying inventory, during the first quarter of 2006, the Company commenced discussions to terminate the Supply Agreement with SDG with the objective of reducing the risks and costs of holding inventory.

Pursuant to the Termination Agreement with SDG, (i) the Supply Agreement is terminated; (ii) the Company returned to SDG approximately $3.7 million of diamond inventory to satisfy a $3.7 million payable to SDG; and (iii) the Company delivered to SDG approximately $700,000 of diamond inventory as payment in kind to satisfy a $700,000 payable to SDG. A copy of the Termination Agreement is filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The termination of the Supply Agreement with SDG converts the Company's sourcing strategy from a mix of an inventory and online model to a completely virtual, online model of offering diamonds from third party diamond suppliers, including SDG, without the Company actually holding the inventory until the diamonds are ordered by its customers. It also allows the Company to offer a broad selection of diamonds without incurring the costs and risks of holding them in its inventory while still enabling the Company to bypass multiple layers of intermediaries traditionally associated with diamond sourcing. As a result of the termination of the Supply Agreement, the Company has less than $50,000 of diamond inventory on hand and now exclusively sources diamonds from various third party suppliers who will generally ship the diamonds to the Company in one or two days. The Company then delivers the products to its customers through its normal fulfillment process.

Item 2.02 Results of Operations and Financial Condition.

On March 30, 2006, the Company issued a press release announcing its results for the fourth quarter and fiscal year ended December 31, 2005 and certain other information. A copy of this press release is furnished as part of this report and incorporated herein by reference.

The information included in Item 2.02 of this Form 8-K and the exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, unless expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

99.1 Press Release dated March 30, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Odimo Incorporated

March 30, 2006	By:	Alan Lipton

Name: Alan Lipton
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated March 30, 2006.